Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2014 RESULTS AND ANNOUNCES ADDITIONAL $500 MILLION SHARE REPURCHASE AUTHORIZATION

•	4th quarter comparable store sales increase of 6.3%, full-year increase of 6.0%

•	26% increase in 4th quarter diluted EPS to $1.76, 22% increase in full-year diluted EPS to $7.34

Springfield, MO, February 4, 2015 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and full year ended December 31, 2014. The results represent 22 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results
Sales for the fourth quarter ended December 31, 2014, increased $143 million, or 9%, to $1.76 billion from $1.62 billion for the same period one year ago. Gross profit for the fourth quarter increased to $912 million (or 51.7% of sales) from $819 million (or 50.5% of sales) for the same period one year ago, representing an increase of 11%. Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased to $609 million (or 34.5% of sales) from $564 million (or 34.8% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the fourth quarter increased to $303 million (or 17.2% of sales) from $256 million (or 15.8% of sales) for the same period one year ago, representing an increase of 18%.

Net income for the fourth quarter ended December 31, 2014, increased $29 million, or 19%, to $182 million (or 10.3% of sales) from $152 million (or 9.4% of sales) for the same period one year ago. Diluted earnings per common share for the fourth quarter increased 26% to $1.76 on 103 million shares versus $1.40 for the same period one year ago on 109 million shares.

O’Reilly’s President and CEO, Greg Henslee commented, “We are very pleased to report another profitable quarter and a strong finish to a very successful year. Team O’Reilly’s unwavering commitment to providing unsurpassed levels of customer service each day drove our industry-leading 6.3% comparable store sales increase for the fourth quarter, which exceeded our guidance and resulted in a 6% comparable store sales increase for the full year, well above the guidance we set at the beginning of the year. Our unrelenting focus on profitable growth translated these strong top-line results into a record fourth quarter operating margin of 17.2% and a 26% increase in fourth quarter earnings per share, representing our 24th consecutive quarter of EPS growth greater than 15%. I would like to congratulate Team O’Reilly for exceeding our sales and profitability goals in yet another quarter and thank each of them for their continued hard work and dedication to our ongoing success.”

Full-Year Financial Results
Sales for the year ended December 31, 2014, increased $567 million, or 9%, to $7.22 billion from $6.65 billion for the same period one year ago. Gross profit for the year ended December 31, 2014, increased to $3.71 billion (or 51.4% of sales) from $3.37 billion (or 50.7% of sales) for the same period one year ago, representing an increase of 10%. SG&A for the year ended December 31, 2014, increased to $2.44 billion (or 33.8% of sales) from $2.27 billion (or 34.1% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the year ended December 31, 2014, increased to

$1.27 billion (or 17.6% of sales) from $1.10 billion (or 16.6% of sales) for the same period one year ago, representing an increase of 15%.

Net income for the year ended December 31, 2014, increased $108 million, or 16%, to $778 million (or 10.8% of sales) from $670 million (or 10.1% of sales) for the same period one year ago. Diluted earnings per common share for the year ended December 31, 2014, increased 22% to $7.34 on 106 million shares versus $6.03 for the same period one year ago on 111 million shares.

Mr. Henslee continued, “We finished 2014 with a record operating margin of 17.6% and a 22% increase in earnings per share, which is our sixth consecutive year of 21% or greater EPS growth. Based on our belief in the continued strength of the long-term drivers for demand in our industry and, more importantly, in our Team’s commitment to providing consistently high levels of customer service, we are establishing our first quarter and full-year 2015 comparable store sales guidance at a range of 3% to 5%. We remain steadfast in our commitment to profitable growth, and for 2015, we are projecting an increase in operating margin to between 18.1% and 18.5% of sales. I would like to again thank and congratulate Team O’Reilly for our record breaking 2014 results as we look forward to building on this strong performance in 2015.”

Share Repurchase Program
During the fourth quarter ended December 31, 2014, the Company repurchased 1.2 million shares of its common stock at an average price per share of $152.05, for a total investment of $179 million. During the year ended December 31, 2014, the Company repurchased 5.7 million shares of its common stock at an average price per share of $150.86, for a total investment of $866 million. Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock, at an average price per share of $183.20, for a total investment of $9 million. The Company has repurchased a total of 46.4 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $91.16, for a total aggregate investment of $4.23 billion.

Today, the Company also announced that its Board of Directors approved a resolution to increase the authorization amount under its share repurchase program by an additional $500 million, raising the aggregate authorization under the program to $5.0 billion. The additional $500 million authorization is effective for a three-year period, beginning on February 4, 2015. Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions. There can be no assurance as to the number of shares the Company will purchase, if any. The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice. As of the date of this release, the Company had approximately $770 million remaining under its current share repurchase authorizations.

4th Quarter and Full-Year Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Comparable store sales increased 6.3% for the fourth quarter ended December 31, 2014, versus 5.4% for the same period one year ago. Comparable store sales increased 6.0% for the year ended December 31, 2014, versus 4.3% for the same period one year ago.

1st Quarter and Full-Year 2015 Guidance
The table below outlines the Company’s guidance for selected first quarter and full-year 2015 financial data:

	For the Three Months Ending	For the Year Ending
	March 31, 2015	December 31, 2015
New store openings		205
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$7.6 billion to $7.8 billion
Gross profit as a percentage of sales		51.8% to 52.2%
Operating income as a percentage of sales		18.1% to 18.5%
Diluted earnings per share (1)	$1.89 to $1.93	$8.20 to $8.30
Capital expenditures		$400 million to $430 million
Free cash flow (2)		$675 million to $725 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, February 5, 2015, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 38538167. A replay of the conference call will be available on the Company’s website through February 4, 2016.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of December 31, 2014, the Company operated 4,366 stores in 43 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "estimate," "may," "could," "will," "believe," "expect," "would," "consider," "should," "anticipate," "project," "plan," "intend" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2013, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2014	December 31, 2013
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$250,560	$231,318
Accounts receivable, net	143,900	131,504
Amounts receivable from suppliers	69,311	66,619
Inventory	2,554,789	2,375,047
Other current assets	48,418	30,713
Total current assets	3,066,978	2,835,201

Property and equipment, at cost	3,993,509	3,606,837
Less: accumulated depreciation and amortization	1,334,949	1,181,734
Net property and equipment	2,658,560	2,425,103

Notes receivable, less current portion	13,349	13,066
Goodwill	756,384	756,225
Other assets, net	45,030	37,613
Total assets	$6,540,301	$6,067,208

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,417,167	$2,056,521
Self-insurance reserves	64,882	57,700
Accrued payroll	78,442	65,520
Accrued benefits and withholdings	62,946	41,262
Deferred income taxes	17,258	20,222
Other current liabilities	189,836	181,718
Current portion of long-term debt	25	67
Total current liabilities	2,830,556	2,423,010

Long-term debt, less current portion	1,396,615	1,396,141
Deferred income taxes	85,164	80,713
Other liabilities	209,548	201,023

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
101,602,935 as of December 31, 2014, and
105,939,766 as of December 31, 2013	1,016	1,059
Additional paid-in capital	1,194,929	1,118,929
Retained earnings	822,473	846,333
Total shareholders’ equity	2,018,418	1,966,321

Total liabilities and shareholders’ equity	$6,540,301	$6,067,208
Note: The balance sheet at December 31, 2013, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$1,764,178	$1,621,234	$7,216,081	$6,649,237
Cost of goods sold, including warehouse and distribution expenses	852,071	801,934	3,507,180	3,280,236
Gross profit	912,107	819,300	3,708,901	3,369,001

Selling, general and administrative expenses	609,095	563,540	2,438,527	2,265,516
Operating income	303,012	255,760	1,270,374	1,103,485

Other income (expense):
Interest expense	(14,079)	(12,912)	(53,290)	(49,074)
Interest income	613	532	2,301	1,992
Other, net	560	517	2,797	2,539
Total other expense	(12,906)	(11,863)	(48,192)	(44,543)

Income before income taxes	290,106	243,897	1,222,182	1,058,942
Provision for income taxes	108,428	91,550	444,000	388,650
Net income	$181,678	$152,347	$778,182	$670,292

Earnings per share-basic:
Earnings per share	$1.79	$1.43	$7.46	$6.14
Weighted-average common shares outstanding – basic	101,640	106,898	104,262	109,244

Earnings per share-assuming dilution:
Earnings per share	$1.76	$1.40	$7.34	$6.03
Weighted-average common shares outstanding – assuming dilution	103,330	108,738	106,041	111,101

Note: The income statement for the year ended December 31, 2013, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2014	2013
	(Unaudited)	(Note)
Operating activities:
Net income	$778,182	$670,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	194,205	183,180
Amortization of debt discount and issuance costs	2,086	2,054
Excess tax benefit from stock options exercised	(49,150)	(30,811)
Deferred income taxes	1,487	1,919
Share-based compensation programs	23,095	21,722
Other	5,592	7,405
Changes in operating assets and liabilities:
Accounts receivable	(19,271)	(16,937)
Inventory	(179,742)	(96,876)
Accounts payable	360,646	127,178
Income taxes payable	32,158	24,777
Other	41,142	14,123
Net cash provided by operating activities	1,190,430	908,026

Investing activities:
Purchases of property and equipment	(429,987)	(395,881)
Proceeds from sale of property and equipment	2,880	1,731
Payments received on notes receivable	3,705	5,396
Net cash used in investing activities	(423,402)	(388,754)

Financing activities:
Proceeds from the issuance of long-term debt	—	299,976
Payment of debt issuance costs	—	(2,967)
Principal payments on capital leases	(72)	(224)
Repurchases of common stock	(866,484)	(933,028)
Excess tax benefit from stock options exercised	49,150	30,811
Net proceeds from issuance of common stock	69,620	69,350
Net cash used in financing activities	(747,786)	(536,082)

Net increase (decrease) in cash and cash equivalents	19,242	(16,810)
Cash and cash equivalents at beginning of the year	231,318	248,128
Cash and cash equivalents at end of the year	$250,560	$231,318

Supplemental disclosures of cash flow information:
Income taxes paid	$416,458	$362,596
Interest paid, net of capitalized interest	51,203	46,760
Note: The cash flow statement for the year ended December 31, 2013, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Year Ended December 31,
Adjusted Debt to EBITDAR:		2014	2013
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,396,640	$1,396,208
Add:	Letters of credit	47,861	51,715
	Discount on senior notes	3,385	3,890
	Six-times rent expense	1,578,168	1,529,352
Adjusted debt		$3,026,054	$2,981,165

GAAP net income		$778,182	$670,292
Add:	Interest expense	53,290	49,074
	Provision for income taxes	444,000	388,650
	Depreciation and amortization	194,205	183,180
	Share-based compensation expense	23,095	21,722
	Rent expense	263,028	254,892
EBITDAR		$1,755,800	$1,567,810

Adjusted debt to EBITDAR		1.72	1.90

	December 31,
	2014	2013
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Inventory turnover, net of payables (2)	21.8	10.7
Average inventory per store (in thousands) (3)	$585	$570
Accounts payable to inventory (4)	94.6%	86.6%
Return on equity (5)	37.6%	33.2%
Return on assets (6)	12.0%	11.1%

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Selected Financial Information (in thousands):
Capital expenditures	$112,830	$96,370	$429,987	$395,881
Free cash flow (7)	94,646	91,808	760,443	512,145
Depreciation and amortization	50,690	47,109	194,205	183,180
Interest expense	14,079	12,912	53,290	49,074
Rent expense	$67,005	$63,987	$263,028	$254,892

Store and Team Member Information:
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Beginning store count	4,311	4,135	4,166	3,976
New stores opened	57	32	207	195
Stores closed	(2)	(1)	(7)	(5)
Ending store count	4,366	4,166	4,366	4,166

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Total employment	67,569	61,909
Square footage (in thousands)	31,591	30,077
Sales per weighted-average square foot (8)	$55.76	$53.64	$232.22	$223.95
Sales per weighted-average store (in thousands) (9)	$403	$387	$1,678	$1,614

(1)
Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)
Calculated as cost of goods sold for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)
Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)
Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)
Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.